May 27, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 77-K of Form N-SAR
dated May 27, 2010, of Federated
Total Return Series, Inc. and
are in agreement with the statements
contained in the "Change in Independent
Registered Public
Accounting Firm" letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

       /s/ Ernst & Young LLP